[Net Lease]

LEASE AGREEMENT

THIS LEASE AGREEMENT is made this 23rd day of May, 2007, between ProLogis-Macquarie U.S. LLC ("Landlord"), and the Tenant named below.

Tenant:	Automated Interiors, LLC

Tenant’s Representative,	Bill Mann
Address, and Telephone:	101 Marietta Street
Suite 2600, 26th Floor
Atlanta,, GA 30303
404-223-2221

Premises:	That portion of the Building, containing approximately 11,006 rentable square feet, as determined by Landlord, as shown on Exhibit A.

Project:	Westgate Industrial Center

Building:	Westgate Industrial Center #3
5290 Westgate Drive
Suite B
Atlanta, GA 30336

Tenant's Proportionate Share of Project:	1.630% (673,399 SF in Project)

Tenant's Proportionate Share of Building:	13.420% (82,035 SF in Building)

Lease Term:	Beginning on the Commencement Date and ending on the last day of the 60th full calendar month thereafter.

Commencement Date:	The latter of May 1, 2007 or upon Substantial Completion of Initial Improvements as written in Addendum 5.

Initial Monthly Base Rent:	See Addendum 1

Initial Estimated Monthly Operating Expense Payments:	1. Utilities:
(estimates only and subject to adjustment to actual costs and expenses according to the provisions of this Lease)	2. Common Area Charges (C.A.M): 3. Taxes:	$302.67 $348.52

	4. Insurance:	$68.79

	5. Others:	(Included in C.A.M.)

Initial Estimated Monthly Operating Expense Payments:	$719.98

Initial Monthly Base Rent and Operating Expense Payments:	$3,150.47

Security Deposit:	$13,150.47

Broker:	Ross C. "Buddy" Shaw, Jr.-Shaw & Associates

Addenda:	1. Base Rent Adjustments 2. HVAC Maintenance Contract 3. Move Out Conditions 4. Sign Specifications 5. Construction (Turnkey) 6. Miscellaneous Provisions

Exhibits:	A. Site Plan B. Construction Guidelines

1. Granting Clause. In consideration of the obligation of Tenant to pay rent as herein provided and in consideration of the other terms, covenants, and conditions hereof, Landlord leases to Tenant, and Tenant takes from Landlord, the Premises, to have and to hold for the Lease Term, subject to the terms, covenants and conditions of this Lease.

2. Acceptance of Premises. Tenant shall accept the Premises in its condition as of the Commencement Date, subject to all applicable laws, ordinances, regulations, covenants and restrictions. Landlord has made no representation or warranty as to the suitability of the Premises for the conduct of Tenant's business, and Tenant waives any implied warranty that the Premises are suitable for Tenant's intended purposes. Except as provided in Paragraph 10, in no event shall Landlord have any obligation for any defects in the Premises or any limitation on its use. The taking of possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken except for items that are Landlord's responsibility under Paragraph 10 and any punchlist items agreed to in writing by Landlord and Tenant.
3. Use. The Premises shall be used only for the purpose of receiving, storing, shipping and selling (but limited to wholesale sales) products, materials and merchandise made and/or distributed by Tenant and for such other lawful purposes as may be incidental thereto; provided, however, with Landlord's prior written consent, Tenant may also use the Premises for light manufacturing. Tenant shall not conduct or give notice of any auction, liquidation, or going out of business sale on the Premises. Tenant will use the Premises in a careful, safe and proper manner and will not commit waste, overload the floor or structure of the Premises or subject the Premises to use that would damage the Premises. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise, or vibrations to emanate from the Premises, or take any other action that would constitute a nuisance or would disturb, unreasonably interfere with, or endanger Landlord or any tenants of the Project. Outside storage, including without limitation, storage of trucks and other vehicles, is prohibited without Landlord's prior written consent. Tenant, at its sole expense, shall use and occupy the Premises in compliance with all laws, including, without limitation, the Americans With Disabilities Act, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises (collectively, "Legal Requirements"). The Premises shall not be used as a place of public accommodation under the Americans With Disabilities Act or similar state statutes or local ordinances or any regulations promulgated thereunder, all as may be amended from time to time. Tenant shall, at its expense, make any alterations or modifications, within or without the Premises, that are required by Legal Requirements related to Tenant's use or occupation of the Premises. Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant's or Landlord's insurance, increase the insurance risk, or cause the disallowance of any sprinkler credits. If any increase in the cost of any insurance on the Premises or the Project is caused by Tenant's use or occupation of the Premises, or because Tenant vacates the Premises, then Tenant shall pay the amount of such increase to Landlord. Any occupation of the Premises by Tenant prior to the Commencement Date shall be subject to all obligations of Tenant under this Lease.

4. Base Rent. Tenant shall pay Base Rent in the amount set forth above. The first month's Base Rent, the Security Deposit, and the first monthly installment of estimated Operating Expenses (as hereafter defined) shall be due and payable on the date hereof, and Tenant promises to pay to Landlord in advance, without demand, deduction or set-off, monthly installments of Base Rent on or before the first day of each calendar month succeeding the Commencement Date. Payments of Base Rent for any fractional calendar month shall be prorated. All payments required to be made by Tenant to Landlord hereunder (or to such other party as Landlord may from time to time specify in writing) shall be made by Electronic Fund Transfer (“EFT”) of immediately available federal funds before 11:00 a.m., Eastern Time, at such place, within the continental United States, as Landlord may from time to time designate to Tenant in writing. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any rent due hereunder except as may be expressly provided in this Lease. If Tenant is delinquent in any monthly installment of Base Rent or of estimated Operating Expenses for more than 5 days, Tenant shall pay to Landlord on demand a late charge equal to 8 percent of such delinquent sum. The provision for such late charge shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as a penalty.

5. Security Deposit. The Security Deposit shall be held by Landlord as security for the performance of Tenant's obligations under this Lease. The Security Deposit is not an advance rental deposit or a measure of Landlord's damages in case of Tenant's default. Upon each occurrence of an Event of Default (hereinafter defined), Landlord may use all or part of the Security Deposit to pay delinquent payments due under this Lease, and the cost of any damage, injury, expense or liability caused by such Event of Default, without prejudice to any other remedy provided herein or provided by law. Tenant shall pay Landlord on demand the amount that will restore the Security Deposit to its original amount. Landlord's obligation respecting the Security Deposit is that of a debtor, not a trustee; no interest shall accrue thereon. The Security Deposit shall be the property of Landlord, but shall be paid to Tenant when Tenant's obligations under this Lease have been completely fulfilled. Landlord shall be released from any obligation with respect to the Security Deposit upon transfer of this Lease and the Premises to a person or entity assuming Landlord's obligations under this Paragraph 5. Provided that no Event of Default shall then exist or would exist but for the passage of time or the giving of notice or both, then the Security Deposit shall decrease by $10,000 on the first day of the 25th calendar month following the Commencement Date so that the Security Deposit shall thereafter be $3,150.47 throughout the remainder of the Lease Term.

6. Operating Expense Payments. During each month of the Lease Term, on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to 1/12 of the annual cost, as estimated by Landlord from time to time, of Tenant's Proportionate Share (hereinafter defined) of Operating Expenses for the Project. Payments thereof for any fractional calendar month shall be prorated. The term "Operating Expenses" means all costs and expenses incurred by Landlord with respect to the ownership, maintenance, and operation of the Project including, but not limited to costs of: Taxes (hereinafter defined) and fees payable to tax consultants and attorneys for consultation and contesting taxes; insurance; utilities; maintenance, repair and replacement of all portions of the Project, including without limitation, paving and parking areas, roads, roofs (including the roof membrane), alleys, and driveways, mowing, landscaping, snow removal, exterior painting, utility lines, heating, ventilation and air conditioning systems, lighting, electrical systems and other mechanical and building systems; amounts paid to contractors and subcontractors for work or services performed in connection with any of the foregoing; charges or assessments of any association to which the Project is subject; property management fees payable to a property manager, including any affiliate of Landlord, or if there is no property manager, an administration fee of 15 percent of Operating Expenses payable to Landlord; security services, if any; trash collection, sweeping and removal; and additions or alterations made by Landlord to the Project or the Building in order to comply with Legal Requirements (other than those expressly required herein to be made by Tenant) or that are appropriate to the continued operation of the Project or the Building as a bulk warehouse facility in the market area, provided that the cost of additions or alterations that are required to be capitalized for federal income tax purposes shall be amortized on a straight line basis over a period equal to the lesser of the useful life thereof for federal income tax purposes or 10 years. Operating Expenses do not include costs, expenses, depreciation or amortization for capital repairs and capital replacements required to be made by Landlord under Paragraph 10 of this Lease, debt service under mortgages or ground rent under ground leases, costs of restoration to the extent of net insurance proceeds received by Landlord with respect thereto, leasing commissions, or the costs of renovating space for tenants.

If Tenant's total payments of Operating Expenses for any year are less than Tenant's Proportionate Share of actual Operating Expenses for such year, then Tenant shall pay the difference to Landlord within 30 days after demand, and if more, then Landlord shall retain such excess and credit it against Tenant's next payments. For purposes of calculating Tenant's Proportionate Share of Operating Expenses, a year shall mean a calendar year except the first year, which shall begin on the Commencement Date, and the last year, which shall end on the expiration of this Lease. With respect to Operating Expenses which Landlord allocates to the entire Project, Tenant's "Proportionate Share" shall be the percentage set forth on the first page of this Lease as Tenant's Proportionate Share of the Project as reasonably adjusted by Landlord in the future for changes in the physical size of the Premises or the Project; and, with respect to Operating Expenses which Landlord allocates only to the Building, Tenant's "Proportionate Share" shall be the percentage set forth on the first page of this Lease as Tenant's Proportionate Share of the Building as reasonably adjusted by Landlord in the future for changes in the physical size of the Premises or the Building. Landlord may equitably increase Tenant's Proportionate Share for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Project or Building that includes the Premises or that varies with occupancy or use. The estimated Operating Expenses for the Premises set forth on the first page of this Lease are only estimates, and Landlord makes no guaranty or warranty that such estimates will be accurate.

7. Utilities. Tenant shall pay for all water, gas, electricity, heat, light, power, telephone, sewer, sprinkler services, refuse and trash collection, and other utilities and services used on the Premises, all maintenance charges for utilities, and any storm sewer charges or other similar charges for utilities imposed by any governmental entity or utility provider, together with any taxes, penalties, surcharges or the like pertaining to Tenant's use of the Premises. Landlord may cause at Tenant's expense any utilities to be separately metered or charged directly to Tenant by the provider. Tenant shall pay its share of all charges for jointly metered utilities based upon consumption, as reasonably determined by Landlord. No interruption or failure of utilities shall result in the termination of this Lease or the abatement of rent. Tenant agrees to limit use of water and sewer for normal restroom use.

8. Taxes. Landlord shall pay all taxes, assessments and governmental charges (collectively referred to as "Taxes") that accrue against the Project during the Lease Term, which shall be included as part of the Operating Expenses charged to Tenant. Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens thereof. All capital levies or other taxes assessed or imposed on Landlord upon the rents payable to Landlord under this Lease and any franchise tax, any excise, transaction, sales or privilege tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents from the Premises and/or the Project or any portion thereof shall be paid by Tenant to Landlord monthly in estimated installments or upon demand, at the option of Landlord, as additional rent; provided, however, in no event shall Tenant be liable for any net income taxes imposed on Landlord unless such net income taxes are in substitution for any Taxes payable hereunder. If any such tax or excise is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. Tenant shall be liable for all taxes levied or assessed against any personal property or fixtures placed in the Premises, whether levied or assessed against Landlord or Tenant.

9. Insurance. Landlord shall maintain all risk property insurance covering the full replacement cost of the Building. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, commercial liability insurance and rent loss insurance. All such insurance shall be included as part of the Operating Expenses charged to Tenant. The Project or Building may be included in a blanket policy (in which case the cost of such insurance allocable to the Project or Building will be determined by Landlord based upon the insurer's cost calculations). Tenant shall also reimburse Landlord for any increased premiums or additional insurance which Landlord reasonably deems necessary as a result of Tenant's use of the Premises.

Tenant, at its expense, shall maintain during the Lease Term: all risk property insurance covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant's expense; worker's compensation insurance with no less than the minimum limits required by law; employer's liability insurance with such limits as required by law; and commercial liability insurance, with a minimum limit of $1,000,000 per occurrence and a minimum umbrella limit of $1,000,000, for a total minimum combined general liability and umbrella limit of $2,000,000 (together with such additional umbrella coverage as Landlord may reasonably require) for property damage, personal injuries, or deaths of persons occurring in or about the Premises. Landlord may from time to time require reasonable increases in any such limits. The commercial liability policies shall name Landlord as an additional insured, insure on an occurrence and not a claims-made basis, be issued by insurance companies which are reasonably acceptable to Landlord, not be cancelable unless 30 days' prior written notice shall have been given to Landlord, contain a hostile fire endorsement and a contractual liability endorsement and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant's policies). Such policies or certificates thereof shall be delivered to Landlord by Tenant upon commencement of the Lease Term and upon each renewal of said insurance.

The all risk property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, their officers, directors, employees, managers, agents, invitees and contractors, in connection with any loss or damage thereby insured against. Neither party nor its officers, directors, employees, managers, agents, invitees or contractors shall be liable to the other for loss or damage caused by any risk coverable by all risk property insurance, and each party waives any claims against the other party, and its officers, directors, employees, managers, agents, invitees and contractors for such loss or damage. The failure of a party to insure its property shall not void this waiver. Landlord and its agents, employees and contractors shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever, including without limitation, damage caused in whole or in part, directly or indirectly, by the negligence of Landlord or its agents, employees or contractors.

10. Landlord's Repairs. Landlord shall maintain, at its expense, the structural soundness of the roof, foundation, and exterior walls of the Building in good repair, reasonable wear and tear and uninsured losses and damages caused by Tenant, its agents and contractors excluded. The term "walls" as used in this Paragraph 10 shall not include windows, glass or plate glass, doors or overhead doors, special store fronts, dock bumpers, dock plates or levelers, or office entries. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Paragraph 10, after which Landlord shall have a reasonable opportunity to repair.

11. Tenant's Repairs. Landlord, at Tenant's expense as provided in Paragraph 6, shall maintain in good repair and condition the parking areas and other common areas of the Building, including, but not limited to driveways, alleys, landscape and grounds surrounding the Premises. Subject to Landlord's obligation in Paragraph 10 and subject to Paragraphs 9 and 15, Tenant, at its expense, shall repair, replace and maintain in good condition all portions of the Premises and all areas, improvements and systems exclusively serving the Premises including, without limitation, dock and loading areas, truck doors, plumbing, water and sewer lines up to points of common connection, fire sprinklers and fire protection systems, entries, doors, ceilings, windows, interior walls, and the interior side of demising walls, and heating, ventilation and air conditioning systems. Such repair and replacements include capital expenditures and repairs whose benefit may extend beyond the Term. Heating, ventilation and air conditioning systems and other mechanical and building systems serving the Premises shall be maintained at Tenant's expense pursuant to maintenance service contracts entered into by Tenant or, at Landlord's election, by Landlord. The scope of services and contractors under such maintenance contracts shall be reasonably approved by Landlord. At Landlord's request, Tenant shall enter into a joint maintenance agreement with any railroad that services the Premises. If Tenant fails to perform any repair or replacement for which it is responsible, Landlord may perform such work and be reimbursed by Tenant within 10 days after demand therefor. Subject to Paragraphs 9 and 15, Tenant shall bear the full cost of any repair or replacement to any part of the Building or Project that results from damage caused by Tenant, its agents, contractors, or invitees and any repair that benefits only the Premises.

12. Tenant-Made Alterations and Trade Fixtures. Any alterations, additions, or improvements made by or on behalf of Tenant to the Premises ("Tenant-Made Alterations") shall be subject to Landlord's prior written consent. Tenant shall cause, at its expense, all Tenant-Made Alterations to comply with insurance requirements and with Legal Requirements and shall construct at its expense any alteration or modification required by Legal Requirements as a result of any Tenant-Made Alterations. All Tenant-Made Alterations shall be constructed in a good and workmanlike manner by contractors reasonably acceptable to Landlord and only good grades of materials shall be used. All plans and specifications for any Tenant-Made Alterations shall be submitted to Landlord for its approval. Landlord may monitor construction of the Tenant-Made Alterations. Tenant shall reimburse Landlord for its costs in reviewing plans and specifications and in monitoring construction. Landlord's right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to see that such plans and specifications or construction comply with applicable laws, codes, rules and regulations. Tenant shall provide Landlord with the identities and mailing addresses of all persons performing work or supplying materials, prior to beginning such construction, and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall furnish security or make other arrangements satisfactory to Landlord to assure payment for the completion of all work free and clear of liens and shall provide certificates of insurance for worker's compensation and other coverage in amounts and from an insurance company satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction. Upon completion of any Tenant-Made Alterations, Tenant shall deliver to Landlord sworn statements setting forth the names of all contractors and subcontractors who did work on the Tenant-Made Alterations and final lien waivers from all such contractors and subcontractors. Upon surrender of the Premises, all Tenant-Made Alterations and any leasehold improvements constructed by Landlord or Tenant shall remain on the Premises as Landlord's property, except to the extent Landlord requires removal at Tenant's expense of any such items or Landlord and Tenant have otherwise agreed in writing in connection with Landlord's consent to any Tenant-Made Alterations. Tenant shall repair any damage caused by such removal.

Tenant, at its own cost and expense and without Landlord's prior approval, may erect such shelves, bins, machinery and trade fixtures (collectively "Trade Fixtures") in the ordinary course of its business provided that such items do not alter the basic character of the Premises, do not overload or damage the Premises, and may be removed without injury to the Premises, and the construction, erection, and installation thereof complies with all Legal Requirements and with Landlord's requirements set forth above. Tenant shall remove its Trade Fixtures and shall repair any damage caused by such removal.

13. Signs. Tenant shall not make any changes to the exterior of the Premises, install any exterior lights, decorations, balloons, flags, pennants, banners, or painting, or erect or install any signs, windows or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises, without Landlord's prior written consent. Upon surrender or vacation of the Premises, Tenant shall have removed all signs and repair, paint, and/or replace the building facia surface to which its signs are attached. Tenant shall obtain all applicable governmental permits and approvals for sign and exterior treatments. All signs, decorations, advertising media, blinds, draperies and other window treatment or bars or other security installations visible from outside the Premises shall be subject to Landlord's approval and conform in all respects to Landlord's requirements.

14. Parking. Tenant shall be entitled to park in common with other tenants of the Project in those areas designated for nonreserved parking. Landlord may allocate parking spaces among Tenant and other tenants in the Project if Landlord determines that such parking facilities are becoming crowded. Landlord shall not be responsible for enforcing Tenant's parking rights against any third parties.

15. Restoration. If at any time during the Lease Term the Premises are damaged by a fire or other casualty, Landlord shall notify Tenant within 60 days after such damage as to the amount of time Landlord reasonably estimates it will take to restore the Premises. If the restoration time is estimated to exceed 6 months, either Landlord or Tenant may elect to terminate this Lease upon notice to the other party given no later than 30 days after Landlord's notice. If neither party elects to terminate this Lease or if Landlord estimates that restoration will take 6 months or less, then, subject to receipt of sufficient insurance proceeds, Landlord shall promptly restore the Premises excluding the improvements installed by Tenant or by Landlord and paid by Tenant, subject to delays arising from the collection of insurance proceeds or from Force Majeure events. Tenant at Tenant's expense shall promptly perform, subject to delays arising from the collection of insurance proceeds, or from Force Majeure events, all repairs or restoration not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease. Notwithstanding the foregoing, either party may terminate this Lease if the Premises are damaged during the last year of the Lease Term and Landlord reasonably estimates that it will take more than one month to repair such damage. Base Rent and Operating Expenses shall be abated for the period of repair and restoration in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises. Such abatement shall be the sole remedy of Tenant, and except as provided herein, Tenant waives any right to terminate the Lease by reason of damage or casualty loss.

16. Condemnation. If any part of the Premises or the Project should be taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a "Taking" or "Taken"), and the Taking would prevent or materially interfere with Tenant's use of the Premises or in Landlord's judgment would materially interfere with or impair its ownership or operation of the Project, then upon written notice by Landlord this Lease shall terminate and Base Rent shall be apportioned as of said date. If part of the Premises shall be Taken, and this Lease is not terminated as provided above, the Base Rent payable hereunder during the unexpired Lease Term shall be reduced to such extent as may be fair and reasonable under the circumstances. In the event of any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant's interest, if any, in such award. Tenant shall have the right, to the extent that same shall not diminish Landlord's award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant's Trade Fixtures, if a separate award for such items is made to Tenant.

17. Assignment and Subletting. Without Landlord's prior written consent, Tenant shall not assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises and any attempt to do any of the foregoing shall be void and of no effect. For purposes of this paragraph, a transfer of the ownership interests controlling Tenant shall be deemed an assignment of this Lease unless such ownership interests are publicly traded. Notwithstanding the above, Tenant may assign or sublet the Premises, or any part thereof, to any entity controlling Tenant, controlled by Tenant or under common control with Tenant (a "Tenant Affiliate"), without the prior written consent of Landlord. Tenant shall reimburse Landlord for all of Landlord's reasonable out-of-pocket expenses in connection with any assignment or sublease. Upon Landlord's receipt of Tenant's written notice of a desire to assign or sublet the Premises, or any part thereof (other than to a Tenant Affiliate), Landlord may, by giving written notice to Tenant within 30 days after receipt of Tenant's notice, terminate this Lease with respect to the space described in Tenant's notice, as of the date specified in Tenant's notice for the commencement of the proposed assignment or sublease.

Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant's obligations under this Lease shall at all times remain fully responsible and liable for the payment of the rent and for compliance with all of Tenant's other obligations under this Lease (regardless of whether Landlord's approval has been obtained for any such assignments or sublettings). In the event that the rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto) exceeds the rental payable under this Lease, then Tenant shall be bound and obligated to pay Landlord as additional rent hereunder all such excess rental and other excess consideration within 10 days following receipt thereof by Tenant.

If this Lease be assigned or if the Premises be subleased (whether in whole or in part) or in the event of the mortgage, pledge, or hypothecation of Tenant's leasehold interest or grant of any concession or license within the Premises or if the Premises be occupied in whole or in part by anyone other than Tenant, then upon a default by Tenant hereunder Landlord may collect rent from the assignee, sublessee, mortgagee, pledgee, party to whom the leasehold interest was hypothecated, concessionee or licensee or other occupant and, except to the extent set forth in the preceding paragraph, apply the amount collected to the next rent payable hereunder; and all such rentals collected by Tenant shall be held in trust for Landlord and immediately forwarded to Landlord. No such transaction or collection of rent or application thereof by Landlord, however, shall be deemed a waiver of these provisions or a release of Tenant from the further performance by Tenant of its covenants, duties, or obligations hereunder.

18. Indemnification. Except for the negligence of Landlord, its agents, employees or contractors, and to the extent permitted by law, Tenant agrees to indemnify, defend and hold harmless Landlord, and Landlord's agents, employees and contractors, from and against any and all losses, liabilities, damages, costs and expenses (including attorneys' fees) resulting from claims by third parties for injuries to any person and damage to or theft or misappropriation or loss of property occurring in or about the Project and arising from the use and occupancy of the Premises or from any activity, work, or thing done, permitted or suffered by Tenant in or about the Premises or due to any other act or omission of Tenant, its subtenants, assignees, invitees, employees, contractors and agents. The furnishing of insurance required hereunder shall not be deemed to limit Tenant's obligations under this Paragraph 18.

19. Inspection and Access. Landlord and its agents, representatives, and contractors may enter the Premises at any reasonable time to inspect the Premises and to make such repairs as may be required or permitted pursuant to this Lease and for any other business purpose. Landlord and Landlord's representatives may enter the Premises during business hours for the purpose of showing the Premises to prospective purchasers and, during the last year of the Lease Term, to prospective tenants. Landlord may erect a suitable sign on the Premises stating the Premises are available to let or that the Project is available for sale. Landlord may grant easements, make public dedications, designate common areas and create restrictions on or about the Premises, provided that no such easement, dedication, designation or restriction materially interferes with Tenant's use or occupancy of the Premises. At Landlord's request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions.

20. Quiet Enjoyment. If Tenant shall perform all of the covenants and agreements herein required to be performed by Tenant, Tenant shall, subject to the terms of this Lease, at all times during the Lease Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

21. Surrender. Upon termination of the Lease Term or earlier termination of Tenant's right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received, broom clean, ordinary wear and tear and casualty loss and condemnation covered by Paragraphs 15 and 16 excepted. Any Trade Fixtures, Tenant-Made Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant's expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord's retention and disposition of such property. All obligations of Tenant hereunder not fully performed as of the termination of the Lease Term shall survive the termination of the Lease Term, including without limitation, indemnity obligations, payment obligations with respect to Operating Expenses and obligations concerning the condition and repair of the Premises.

22. Holding Over. If Tenant retains possession of the Premises after the termination of the Lease Term, unless otherwise agreed in writing, such possession shall be subject to immediate termination by Landlord at any time, and all of the other terms and provisions of this Lease (excluding any expansion or renewal option or other similar right or option) shall be applicable during such holdover period, except that Tenant shall pay Landlord from time to time, upon demand, as Base Rent for the holdover period, an amount equal to double the Base Rent in effect on the termination date, computed on a monthly basis for each month or part thereof during such holding over. All other payments shall continue under the terms of this Lease. In addition, Tenant shall be liable for all damages incurred by Landlord as a result of such holding over. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Paragraph 22 shall not be construed as consent for Tenant to retain possession of the Premises. For purposes of this Paragraph 22, “possession of the Premises” shall continue until, among other things, Tenant has delivered all keys to the Premises to Landlord, Landlord has complete and total dominion and control over the Premises, and Tenant has completely fulfilled all obligations required of it upon termination of the Lease as set forth in this Lease, including, without limitation, those concerning the condition and repair of the Premises.

23. Events of Default. Each of the following events shall be an event of default ("Event of Default") by Tenant under this Lease:

(i) Tenant shall fail to pay any installment of Base Rent or any other payment required herein when due, and such failure shall continue for a period of 5 days from the date such payment was due.

(ii) Tenant or any guarantor or surety of Tenant's obligations hereunder shall (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a "proceeding for relief"); (C) become the subject of any proceeding for relief which is not dismissed within 60 days of its filing or entry; or (D) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

(iii) Any insurance required to be maintained by Tenant pursuant to this Lease shall be cancelled or terminated or shall expire or shall be reduced or materially changed, except, in each case, as permitted in this Lease.

(iv) Tenant shall not occupy or shall vacate the Premises or shall fail to continuously operate its business at the Premises for the permitted use set forth herein, whether or not Tenant is in monetary or other default under this Lease.

(v) Tenant shall attempt or there shall occur any assignment, subleasing or other transfer of Tenant's interest in or with respect to this Lease except as otherwise permitted in this Lease.

(vi) Tenant shall fail to discharge any lien placed upon the Premises in violation of this Lease within 30 days after any such lien or encumbrance is filed against the Premises.

(vii) Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Paragraph 23, and except as otherwise expressly provided herein, such default shall continue for more than 30 days after Landlord shall have given Tenant written notice of such default.

24. Landlord's Remedies. Upon each occurrence of an Event of Default and so long as such Event of Default shall be continuing, Landlord may at any time thereafter at its election: terminate this Lease or Tenant's right of possession, (but Tenant shall remain liable as hereinafter provided) and/or pursue any other remedies at law or in equity. Upon the termination of this Lease or termination of Tenant's right of possession, it shall be lawful for Landlord, without formal demand or notice of any kind, to re-enter the Premises by summary dispossession proceedings or any other action or proceeding authorized by law and to remove Tenant and all persons and property therefrom. If Landlord re-enters the Premises, Landlord shall have the right to keep in place and use, or remove and store, all of the furniture, fixtures and equipment at the Premises.

If Landlord terminates this Lease, Landlord may recover from Tenant the sum of: all Base Rent and all other amounts accrued hereunder to the date of such termination; the cost of reletting the whole or any part of the Premises, including without limitation brokerage fees and/or leasing commissions incurred by Landlord, and costs of removing and storing Tenant's or any other occupant's property, repairing, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant or tenants, and all reasonable expenses incurred by Landlord in pursuing its remedies, including reasonable attorneys' fees and court costs; and the excess of the then present value of the Base Rent and other amounts payable by Tenant under this Lease as would otherwise have been required to be paid by Tenant to Landlord during the period following the termination of this Lease measured from the date of such termination to the expiration date stated in this Lease, over the present value of any net amounts which Tenant establishes Landlord can reasonably expect to recover by reletting the Premises for such period, taking into consideration the availability of acceptable tenants and other market conditions affecting leasing. Such present values shall be calculated at a discount rate equal to the 90-day U.S. Treasury bill rate at the date of such termination.

If Landlord terminates Tenant's right of possession (but not this Lease), Landlord may, but shall be under no obligation to, relet the Premises for the account of Tenant for such rent and upon such terms as shall be satisfactory to Landlord without thereby releasing Tenant from any liability hereunder and without demand or notice of any kind to Tenant. For the purpose of such reletting Landlord is authorized to make any repairs, changes, alterations, or additions in or to the Premises as Landlord deems reasonably necessary or desirable. If the Premises are not relet, then Tenant shall pay to Landlord as damages a sum equal to the amount of the rental reserved in this Lease for such period or periods, plus the cost of recovering possession of the Premises (including attorneys' fees and costs of suit), the unpaid Base Rent and other amounts accrued hereunder at the time of repossession, and the costs incurred in any attempt by Landlord to relet the Premises. If the Premises are relet and a sufficient sum shall not be realized from such reletting [after first deducting therefrom, for retention by Landlord, the unpaid Base Rent and other amounts accrued hereunder at the time of reletting, the cost of recovering possession (including attorneys' fees and costs of suit), all of the costs and expense of repairs, changes, alterations, and additions, the expense of such reletting (including without limitation brokerage fees and leasing commissions) and the cost of collection of the rent accruing therefrom] to satisfy the rent provided for in this Lease to be paid, then Tenant shall immediately satisfy and pay any such deficiency. Any such payments due Landlord shall be made upon demand therefor from time to time and Tenant agrees that Landlord may file suit to recover any sums falling due from time to time. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect in writing to terminate this Lease for such previous breach.

Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, whether by agreement or by operation of law, it being understood that such surrender and/or termination can be effected only by the written agreement of Landlord and Tenant. Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same. Tenant and Landlord further agree that forbearance or waiver by Landlord to enforce its rights pursuant to this Lease or at law or in equity, shall not be a waiver of Landlord's right to enforce one or more of its rights in connection with any subsequent default. A receipt by Landlord of rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. To the greatest extent permitted by law, Tenant waives the service of notice of Landlord's intention to re-enter as provided for in any statute, or to institute legal proceedings to that end, and also waives all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge. The terms "enter," "re-enter," "entry" or "re-entry," as used in this Lease, are not restricted to their technical legal meanings. Any reletting of the Premises shall be on such terms and conditions as Landlord in its sole discretion may determine (including without limitation a term different than the remaining Lease Term, rental concessions, alterations and repair of the Premises, lease of less than the entire Premises to any tenant and leasing any or all other portions of the Project before reletting the Premises). Landlord shall not be liable, nor shall Tenant's obligations hereunder be diminished because of, Landlord's failure to relet the Premises or collect rent due in respect of such reletting.

25. Tenant's Remedies/Limitation of Liability. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary). All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord's obligations hereunder. All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term "Landlord" in this Lease shall mean only the owner, for the time being of the Premises, and in the event of the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Lease Term upon each new owner for the duration of such owner's ownership. Any liability of Landlord under this Lease shall be limited solely to its interest in the Project, and in no event shall any personal liability be asserted against Landlord in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord.

26. Waiver of Jury Trial. TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

27. Subordination. This Lease and Tenant's interest and rights hereunder are and shall be subject and subordinate at all times to the lien of any first mortgage, now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant. Tenant agrees, at the election of the holder of any such mortgage, to attorn to any such holder. Tenant agrees upon demand to execute, acknowledge and deliver such instruments, confirming such subordination and such instruments of attornment as shall be requested by any such holder. Tenant hereby appoints Landlord attorney in fact for Tenant irrevocably (such power of attorney being coupled with an interest) to execute, acknowledge and deliver any such instrument and instruments for and in the name of the Tenant and to cause any such instrument to be recorded. Notwithstanding the foregoing, any such holder may at any time subordinate its mortgage to this Lease, without Tenant's consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution, delivery or recording and in that event such holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such mortgage and had been assigned to such holder. The term "mortgage" whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the "holder" of a mortgage shall be deemed to include the beneficiary under a deed of trust.

28. Mechanic's Liens. Tenant has no express or implied authority to create or place any lien or encumbrance of any kind upon, or in any manner to bind the interest of Landlord or Tenant in, the Premises or to charge the rentals payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. Tenant covenants and agrees that it will pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises and that it will save and hold Landlord harmless from all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the interest of Landlord in the Premises or under this Lease. Tenant shall give Landlord immediate written notice of the placing of any lien or encumbrance against the Premises and cause such lien or encumbrance to be discharged within 30 days of the filing or recording thereof; provided, however, Tenant may contest such liens or encumbrances as long as such contest prevents foreclosure of the lien or encumbrance and Tenant causes such lien or encumbrance to be bonded or insured over in a manner satisfactory to Landlord within such 30 day period.

29. Estoppel Certificates. Tenant agrees, from time to time, within 10 days after request of Landlord, to execute and deliver to Landlord, or Landlord's designee, any estoppel certificate requested by Landlord, stating that this Lease is in full force and effect, the date to which rent has been paid, that Landlord is not in default hereunder (or specifying in detail the nature of Landlord's default), the termination date of this Lease and such other matters pertaining to this Lease as may be requested by Landlord. Tenant's obligation to furnish each estoppel certificate in a timely fashion is a material inducement for Landlord's execution of this Lease. No cure or grace period provided in this Lease shall apply to Tenant's obligations to timely deliver an estoppel certificate. Tenant hereby irrevocably appoints Landlord as its attorney in fact to execute on its behalf and in its name any such estoppel certificate if Tenant fails to execute and deliver the estoppel certificate within 10 days after Landlord's written request thereof.

30. Environmental Requirements. Except for Hazardous Material contained in products used by Tenant in de minimis quantities for ordinary cleaning and office purposes, Tenant shall not permit or cause any party to bring any Hazardous Material upon the Premises or transport, store, use, generate, manufacture or release any Hazardous Material in or about the Premises without Landlord's prior written consent. Tenant, at its sole cost and expense, shall operate its business in the Premises in strict compliance with all Environmental Requirements and shall remediate in a manner satisfactory to Landlord any Hazardous Materials released on or from the Project by Tenant, its agents, employees, contractors, subtenants or invitees. Tenant shall complete and certify to disclosure statements as requested by Landlord from time to time relating to Tenant's transportation, storage, use, generation, manufacture or release of Hazardous Materials on the Premises. The term "Environmental Requirements" means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any governmental authority or agency regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. The term "Hazardous Materials" means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquified natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As defined in Environmental Requirements, Tenant is and shall be deemed to be the "operator" of Tenant's "facility" and the "owner" of all Hazardous Materials brought on the Premises by Tenant, its agents, employees, contractors or invitees, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all losses (including, without limitation, diminution in value of the Premises or the Project and loss of rental income from the Project), claims, demands, actions, suits, damages (including, without limitation, punitive damages), expenses (including, without limitation, remediation, removal, repair, corrective action, or cleanup expenses), and costs (including, without limitation, actual attorneys' fees, consultant fees or expert fees and including, without limitation, removal or management of any asbestos brought into the property or disturbed in breach of the requirements of this Paragraph 30, regardless of whether such removal or management is required by law) which are brought or recoverable against, or suffered or incurred by Landlord as a result of any release of Hazardous Materials for which Tenant is obligated to remediate as provided above or any other breach of the requirements under this Paragraph 30 by Tenant, its agents, employees, contractors, subtenants, assignees or invitees, regardless of whether Tenant had knowledge of such noncompliance. The obligations of Tenant under this Paragraph 30 shall survive any termination of this Lease.

Landlord shall have access to, and a right to perform inspections and tests of, the Premises to determine Tenant's compliance with Environmental Requirements, its obligations under this Paragraph 30, or the environmental condition of the Premises. Access shall be granted to Landlord upon Landlord's prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant's operations. Such inspections and tests shall be conducted at Landlord's expense, unless such inspections or tests reveal that Tenant has not complied with any Environmental Requirement, in which case Tenant shall reimburse Landlord for the reasonable cost of such inspection and tests. Landlord's receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant.

31. Rules and Regulations. Tenant shall, at all times during the Lease Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Landlord covering use of the Premises and the Project. The current rules and regulations are attached hereto. In the event of any conflict between said rules and regulations and other provisions of this Lease, the other terms and provisions of this Lease shall control. Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project.

32. Security Service. Tenant acknowledges and agrees that, while Landlord may patrol the Project, Landlord is not providing any security services with respect to the Premises and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises.

33. Force Majeure. Landlord shall not be held responsible for delays in the performance of its obligations hereunder when caused by strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes therefor, governmental restrictions, governmental regulations, governmental controls, delay in issuance of permits, enemy or hostile governmental action, civil commotion, fire or other casualty, and other causes beyond the reasonable control of Landlord ("Force Majeure").

34. Entire Agreement. This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof. No representations, inducements, promises or agreements, oral or written, have been made by Landlord or Tenant, or anyone acting on behalf of Landlord or Tenant, which are not contained herein, and any prior agreements, promises, negotiations, or representations are superseded by this Lease. This Lease may not be amended except by an instrument in writing signed by both parties hereto.

35. Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

36. Brokers. Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, other than the broker, if any, set forth on the first page of this Lease, and Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

37. Miscellaneous. (a) Any payments or charges due from Tenant to Landlord hereunder shall be considered rent for all purposes of this Lease.

(b) If and when included within the term "Tenant," as used in this instrument, there is more than one person, firm or corporation, each shall be jointly and severally liable for the obligations of Tenant.

(c) All notices required or permitted to be given under this Lease shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by a reputable national overnight courier service, postage prepaid, or by hand delivery addressed to the parties at their addresses below, and with a copy sent to Landlord at 4545 Airport Way, Denver, Colorado 80239. Either party may by notice given aforesaid change its address for all subsequent notices. Except where otherwise expressly provided to the contrary, notice shall be deemed given upon delivery.

(d) Except as otherwise expressly provided in this Lease or as otherwise required by law, Landlord retains the absolute right to withhold any consent or approval.

(e) At Landlord's request from time to time Tenant shall furnish Landlord with true and complete copies of its most recent annual and quarterly financial statements prepared by Tenant or Tenant's accountants and any other financial information or summaries that Tenant typically provides to its lenders or shareholders.

(f) Neither this Lease nor a memorandum of lease shall be filed by or on behalf of Tenant in any public record. Landlord may prepare and file, and upon request by Landlord Tenant will execute, a memorandum of lease.

(g) The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto.

(h) The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

(i) Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(j) Any amount not paid by Tenant within 5 days after its due date in accordance with the terms of this Lease shall bear interest from such due date until paid in full at the lesser of the highest rate permitted by applicable law or 15 percent per year. It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease.  If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord's and Tenant's express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

(k) Construction and interpretation of this Lease shall be governed by the laws of the state in which the Project is located, excluding any principles of conflicts of laws.

(l) Time is of the essence as to the performance of Tenant's obligations under this Lease.

(m) All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. In the event of any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

(n) In the event either party hereto initiates litigation to enforce the terms and provisions of this Lease, the non-prevailing party in such action shall reimburse the prevailing party for its reasonable attorney's fees, filing fees, and court costs.

38. Landlord's Lien/Security Interest. Tenant hereby grants Landlord a security interest, and this Lease constitutes a security agreement, within the meaning of and pursuant to the Uniform Commercial Code of the state in which the Premises are situated as to all of Tenant's property situated in, or upon, or used in connection with the Premises (except merchandise sold in the ordinary course of business) as security for all of Tenant's obligations hereunder, including, without limitation, the obligation to pay rent. Such personalty thus encumbered includes specifically all trade and other fixtures for the purpose of this Paragraph and inventory, equipment, contract rights, accounts receivable and the proceeds thereof. In order to perfect such security interest, Tenant shall execute such financing statements and file the same at Tenant's expense at the state and county Uniform Commercial Code filing offices as often as Landlord in its discretion shall require; and Tenant hereby irrevocably appoints Landlord its agent for the purpose of executing and filing such financing statements on Tenant's behalf as Landlord shall deem necessary.

39. Limitation of Liability of Trustees, Shareholders, and Officers of ProLogis. Any obligation or liability whatsoever of ProLogis, a Maryland real estate investment trust, which may arise at any time under this Lease or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction, or undertaking contemplated hereby shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of, its trustees, directors, shareholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort, or otherwise.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

TENANT:	LANDLORD:

Automated Interiors, LLC	PROLOGIS-MACQUARIE U.S. LLC, a Delaware limited liability company By: ProLogis Management Incorporated, a Delaware corporation, as Agent
By:	By:
Name: Bill Mann	Name: Jeremy D. Giles
Title: President/ CEO	Title: First Vice President

Address:	Address:

101 Marietta Street	2791 Peterson Place
Suite 2600, 26th Floor	Norcross, GA 30071
Atlanta,, GA 30303

ProLogis Management Inc.
License #H-43836

Rules and Regulations

1.	The sidewalk, entries, and driveways of the Project shall not be obstructed by Tenant, or its agents, or used by them for any purpose other than ingress and egress to and from the Premises.

2.	Tenant shall not place any objects, including antennas, outdoor furniture, etc., in the parking areas, landscaped areas or other areas outside of its Premises, or on the roof of the Project.

3.	Except for seeing-eye dogs, no animals shall be allowed in the offices, halls, or corridors in the Project.

4.	Tenant shall not disturb the occupants of the Project or adjoining buildings by the use of any radio or musical instrument or by the making of loud or improper noises.

5.
If Tenant desires telegraphic, telephonic or other electric connections in the Premises, Landlord or its agent will direct the electrician as to where and how the wires may be introduced; and, without such direction, no boring or cutting of wires will be permitted. Any such installation or connection shall be made at Tenant's expense.

6.
Tenant shall not install or operate any steam or gas engine or boiler, or other mechanical apparatus in the Premises, except as specifically approved in the Lease. The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Project.

7.
Parking any type of recreational vehicles is specifically prohibited on or about the Project. Further, parking any type of trucks, trailers or other vehicles in the Premises is specifically prohibited. Except for the overnight parking of operative vehicles, no vehicle of any type shall be stored in the parking areas at any time. In the event that a vehicle is disabled, it shall be removed within 48 hours. There shall be no "For Sale" or other advertising signs on or about any parked vehicle. All vehicles shall be parked in the designated parking areas in conformity with all signs and other markings. All parking will be open parking, and no reserved parking, numbering or lettering of individual spaces will be permitted except as specified by Landlord.

8.	Tenant shall maintain the Premises free from rodents, insects and other pests.

9.
Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs or who shall in any manner do any act in violation of the Rules and Regulations of the Project.

10.
Tenant shall not cause any unnecessary labor by reason of Tenant's carelessness or indifference in the preservation of good order and cleanliness. Landlord shall not be responsible to Tenant for any loss of property on the Premises, however occurring, or for any damage done to the effects of Tenant by the janitors or any other employee or person.

11.
Tenant shall give Landlord prompt notice of any defects in the water, lawn sprinkler, sewage, gas pipes, electrical lights and fixtures, heating apparatus, or any other service equipment affecting the Premises.

12.
Tenant shall not permit storage outside the Premises, including without limitation, outside storage of trucks and other vehicles, or dumping of waste or refuse or permit any harmful materials to be placed in any drainage system or sanitary system in or about the Premises.

13.	All moveable trash receptacles provided by the trash disposal firm for the Premises must be kept in the trash enclosure areas, if any, provided for that purpose.

14.	No auction, public or private, will be permitted on the Premises or the Project.

15.	No awnings shall be placed over the windows in the Premises except with the prior written consent of Landlord.

16.
The Premises shall not be used for lodging, sleeping or cooking or for any immoral or illegal purposes or for any purpose other than that specified in the Lease. No gaming devices shall be operated in the Premises.

17.
Tenant shall ascertain from Landlord the maximum amount of electrical current which can safely be used in the Premises, taking into account the capacity of the electrical wiring in the Project and the Premises and the needs of other tenants, and shall not use more than such safe capacity. Landlord's consent to the installation of electric equipment shall not relieve Tenant from the obligation not to use more electricity than such safe capacity.

18.	Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage.

19.
Tenant shall not install or operate on the Premises any machinery or mechanical devices of a nature not directly related to Tenant's ordinary use of the Premises and shall keep all such machinery free of vibration, noise and air waves which may be transmitted beyond the Premises.

ADDENDUM 1

BASE RENT ADJUSTMENTS

ATTACHED TO AND A PART OF THE LEASE AGREEMENT
DATED __________________________,BETWEEN

ProLogis-Macquarie U.S. LLC
and
Automated Interiors, LLC

Base Rent shall equal the following amounts for the respective periods set forth below:

Period			Monthly Base Rent
May 1, 2007	to	April 30, 2008	$2,430.49
May 1, 2008	to	April 30, 2009	$2,503.40
May 1, 2009	to	April 30, 2010	$2,578.51
May 1, 2010	to	April 30, 2011	$2,655.86
May 1, 2011	to	April 30, 2012	$2,735.54

ADDENDUM 2

HVAC MAINTENANCE CONTRACT

ATTACHED TO AND A PART OF THE LEASE AGREEMENT
DATED May 23, 2007, BETWEEN

ProLogis-Macquarie U.S. LLC
and
Automated Interiors, LLC

Paragraph 11, captioned "TENANT REPAIRS," is revised to include the following:

Tenant agrees to enter into and maintain through the term of the Lease, a regularly scheduled preventative maintenance/service contract for servicing all hot water, heating and air conditioning systems and equipment within the Premises. Landlord requires a qualified HVAC contractor perform this work. A certificate must be provided to the Landlord upon occupancy of the leased Premises.

The service contract must become effective within thirty (30) days of occupancy, and service visits should be performed on a quarterly basis. Landlord suggests that Tenant send the following list to a qualified HVAC contractor to be assured that these items are included in the maintenance contract:

1.	Adjust belt tension;

2.	Lubricate all moving parts, as necessary;

3.	Inspect and adjust all temperature and safety controls;

4.	Check refrigeration system for leaks and operation;

5.	Check refrigeration system for moisture;

6.	Inspect compressor oil level and crank case heaters;

7.	Check head pressure, suction pressure and oil pressure;

8.	Inspect air filters and replace when necessary;

9.	Check space conditions;

10.	Check condensate drains and drain pans and clean, if necessary;

11.	Inspect and adjust all valves;

12.	Check and adjust dampers;

13.	Run machine through complete cycle.

ADDENDUM 3

MOVE-OUT CONDITIONS

ATTACHED TO AND A PART OF THE LEASE AGREEMENT
DATED May 23, 2007 , BETWEEN

ProLogis-Macquarie U.S. LLC
and
Automated Interiors, LLC

Per Paragraph 21, Tenant is obligated to check and address prior to move-out of the Premises the following items. Landlord expects to receive the Premises in a well maintained condition, with normal wear and tear of certain areas acceptable. The following list is designed to assist Tenant in the move-out procedures but is not intended to be all inclusive.

1.	All lighting is to be placed into good working order. This includes replacement of bulbs, ballasts, and lenses as needed.

2.
All truck doors and dock levelers should be serviced and placed in good operating order. This would include the necessary replacement of any dented truck door panels and adjustment of door tension to insure proper operation. All door panels which are replaced need to be painted to match the Building standard.

3.	All structural steel columns in the warehouse and office should be inspected for damage. Repairs of this nature should be pre-approved by the Landlord prior to implementation.

4.
Heating/air-conditioning systems should be placed in good working order, including the necessary replacement of any parts to return the unit to a well maintained condition. This includes warehouse heaters and exhaust fans. Upon move-out, Landlord will have an exit inspection performed by a certified mechanical contractor to determine the condition.

5.	All holes in the sheet rock walls should be repaired prior to move-out.

6.
The carpets and vinyl tiles should be in a clean condition and should not have any holes or chips in them. Landlord will accept normal wear on these items provided they appear to be in a maintained condition.

7.	Facilities should be returned in a clean condition which would include cleaning of the coffee bar, restroom areas, windows, and other portions of the space.

8.
The warehouse should be in broom clean condition with all inventory and racking removed. There should be no protrusion of anchors from the warehouse floor and all holes should be appropriately patched. If machinery/equipment is removed, the electrical lines should be properly terminated at the nearest junction box.

9.	All exterior windows with cracks or breakage should be replaced.

10.	The Tenant shall provide keys for all locks on the Premises, including front doors, rear doors, and interior doors.

11.
Items that have been added by the Tenant and affixed to the Building will remain the property of Landlord, unless agreed otherwise. This would include but is not limited to mini-blinds, air conditioners, electrical, water heaters, cabinets, flooring, etc. Please note that if modifications have been made to the space, such as the addition of office areas, Landlord retains the right to have the Tenant remove these at Tenant’s expense.

12.	All electrical systems should be left in a safe condition that conforms to code. Bare wires and dangerous installations should be corrected prior to move-out.

13.	All plumbing fixtures should be in good working order, including the water heater. Faucets and toilets should not leak.

14.	All dock bumpers must be left in place and well secured.

ADDENDUM 4

SIGN SPECIFICATION

ATTACHED TO AND A PART OF THE LEASE AGREEMENT
DATED May 23, 2007 , BETWEEN

ProLogis-Macquarie U.S. LLC
and
Automated Interiors, LLC

Per Paragraph 13, signage at the Project is subject to restrictions as noted below. Signage is controlled to maintain a consistent overall visual appeal of the Building and the Project. Tenant may install white vinyl lettering on the front door of the Premises, or on the glass next to the front door, with Tenant’s company name only. The lettering may not exceed 4” in height. No other storefront graphics are allowed. Alternatively, Tenant may install one exterior sign which meets the standard sign specifications for the Project. For Westgate Distribution Center, the standard sign specifications are as follows:

Sign Criteria

ProLogis Park Westgate - Tenant Order Form

ProLogis

Tenant Sign Type

Please check one:

__ Standard Typestyle only
__ Logo/Logotype only
__ Corporate Logo and Standard Typestyle

For pricing and information, contact:

ATLANTA SIGN SERVICES, INC.
4705-C Bakers Ferry Road Atlanta, GA 30336
Phone 404-691-7911 Fax 404-691-7649

Tenant Name: ____

Address: ____________________________ Suite # : ______________

Phone: ____________________________ Fax: ______________

Contact: ____________________________ Date: ______________

10' - 0"
5"
6"
48"
34"
8"
WESTGATE
TENANT NAME
5300-A
10" max. copy height
max. copy/logo area is 25" x 8' - 4"
5 1/4" address

Tenant Identification Wall Sign w/ Standard Typestyle

Front Elevation
Not to scale

Sign is .090 aluminum fabricated pan w/ 2" returns.
Copy is applied dark forest green vinyl - no exceptions.
Background color is Duron Ancestral Grey 5371W.
Suite number is applied white vinyl; border is ProLogis custom green.
Typestyle is Eras (condensed to 76%).

Print tenant name exactly as you wish it to appear on sign.
Include all punctuation and hyphenation.

1st line ____

2nd line ____

Please specify 2nd line of copy as same size or smaller (secondary copy)

Tenant Identification Wall Sign w/ Corporate Logo Graphics

Note: Camera Ready/Digital Artwork Required

Logo & copy to be applied dark forest green vinyl - no exceptions.
Background color is Duron Ancestral Grey 5371W.
Border is ProLogis custom green.
Logo and/or logotype not to exceed 24" height x 8' - 4" wide.
Logo may also by used in combination with standard typestyle as shown above.

©2002 ATLANTA SIGN SERVICES, INC.

ADDENDUM 5

CONSTRUCTION
(TURNKEY)

ATTACHED TO AND A PART OF THE LEASE AGREEMENT
DATED May 23, 2007 , BETWEEN

ProLogis-Macquarie U.S. LLC
and
Automated Interiors, LLC

(a) Landlord agrees to furnish or perform at Landlord's sole cost and expense those items of construction and those improvements (the "Initial Improvements") specified below:

•	Paint and carpet existing office area.

•	Add one (1) electrical sub-panel in the warehouse.

•	Remove all quad electrical outlets along the warehouse wall.

•	All systems shall be in proper working order upon commencement of the lease.

(b) Landlord shall proceed with and complete the construction of the Initial Improvements. As soon as such improvements have been Substantially Completed, Landlord shall notify Tenant in writing of the date that the Initial Improvements were Substantially Completed. Such date, unless an earlier date is specified as the Commencement Date in this Lease or otherwise agreed to in writing between Landlord and Tenant, shall be the "Commencement Date," unless the completion of such improvements was delayed due to any act or omission of, or delay caused by, Tenant including, without limitation, Tenant's failure to approve plans, complete submittals or obtain permits within the time periods agreed to by the parties or as reasonably required by Landlord, in which case the Commencement Date shall be the date such improvements would have been completed but for the delays caused by Tenant. The Initial Improvements shall be deemed substantially completed ("Substantially Completed") when, in the opinion of the construction manager (whether an employee or agent of Landlord or a third party construction manager) ("Construction Manager"), the Premises are substantially completed except for punch list items which do not prevent in any material way the use of the Premises for the purposes for which they were intended. In the event Tenant, its employees, agents, or contractors cause construction of such improvements to be delayed, the date of Substantial Completion shall be deemed to be the date that, in the opinion of the Construction Manager, Substantial Completion would have occurred if such delays had not taken place. Without limiting the foregoing, Tenant shall be solely responsible for delays caused by Tenant's request for any changes in the plans, Tenant's request for long lead items or Tenant's interference with the construction of the Initial Improvements, and such delays shall not cause a deferral of the Commencement Date beyond what it otherwise would have been. After the Commencement Date Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of delivery of the Premises. In the event of any dispute as to the Initial Improvements, including the Commencement Date, the certificate of the Construction Manager shall be conclusive absent manifest error.

(c)  The failure of Tenant to take possession of or to occupy the Premises shall not serve to relieve Tenant of obligations arising on the Commencement Date or delay the payment of rent by Tenant. Subject to applicable ordinances and building codes governing Tenant's right to occupy or perform in the Premises, Tenant shall be allowed to install its tenant improvements, machinery, equipment, fixtures, or other property on the Premises during the final stages of completion of construction provided that Tenant does not thereby interfere with the completion of construction or cause any labor dispute as a result of such installations, and provided further that Tenant does hereby agree to indemnify, defend, and hold Landlord harmless from any loss or damage to such property, and all liability, loss, or damage arising from any injury to the Project or the property of Landlord, its contractors, subcontractors, or materialmen, and any death or personal injury to any person or persons arising out of such installations, unless any such loss, damage, liability, death, or personal injury was caused by Landlord's negligence. Any such occupancy or performance in the Premises shall be in accordance with the provisions governing Tenant-Made Alterations and Trade Fixtures in the Lease, and shall be subject to Tenant providing to Landlord satisfactory evidence of insurance for personal injury and property damage related to such installations and satisfactory payment arrangements with respect to installations permitted hereunder. Delay in putting Tenant in possession of the Premises shall not serve to extend the term of this Lease or to make Landlord liable for any damages arising therefrom.

EXHIBIT A

SITE PLAN

ATTACHED TO AND A PART OF THE LEASE AGREEMENT
DATED , BETWEEN

ProLogis-Macquarie U.S. LLC
and
Automated Interiors, LLC

EXHIBIT B

CONSTRUCTION GUIDELINES

ATTACHED TO AND A PART OF THE LEASE AGREEMENT
DATED                 , BETWEEN

ProLogis-Macquarie U.S. LLC
and
Automated Interiors, LLC

DIVISION 1 GENERAL REQUIREMENTS

1.1	CODES: All construction shall comply with local, state and federal codes and regulations, including all ADA standards.

1.2	INSURANCE: All contractors selected must be able to meet the basic insurance requirements:

Workers' or Workmen's Compensation:

(a) State: Statutory

(b) Applicable Federal (e.g. Longshoremen's): Statutory

(c) Employer's Liability:

$100,000.00 per Accident

$500,000.00 Disease, Policy Limit

$100,000.00 Disease, Each Employee

Comprehensive or Commercial General Liability (including Premises-Operations; Independent Contractors' Protective; Products and Completed Operations; Broad Form Property Damage):

(a) Personal Injury, Bodily Injury and Property Damage (combined single limit):

$1,000,000.00 Each Occurrence

$2,000,000.00 Aggregate

(b) Products and Completed Operations to be maintained for three (3) years after final payment:

$2,000,000.00 Aggregate

(c) Property Damage Liability Insurance shall provide explosion, collapse and underground hazards coverage

(d) Broad Form Property Damage Coverage shall include Completed Operations

(e) Contractual Liability (Personal Injury, Bodily Injury and Property Damage) (combined single limit)

$1,000,000.00 Each Occurrence

$2,000,000.00 Aggregate

(f) Fire Damage Limit shall be not less than $50,000.00 on any one fire

(g) Medical Expense Limit shall be not less than $5,000.00 on any one person

Business Auto Liability (including owned, non-owned and hired vehicles):

Bodily Injury and Property Damage (combined single limit):

$500,000.00 Combined Single Limit

Umbrella Excess Liability:

$1,000,000.00 Each Occurrence over primary

$1,000,000.00 Aggregate

Maximum deductible for any of the above insurance coverages: $25,000.

Insurer must have Best Rating of AX or greater

Please note: Occurrence limits (General Liability plus Umbrella) must total $2,000,000

1.3
BUILDERS RISK INSURANCE: Contractors shall provide builders risk insurance to cover the full value of the work being performed on all projects with a contract amount in excess of $250,000, and/ or any project which is being completed in an incomplete (with out a C.O.) shell building.

1.4	JOBSITE CONDITIONS: All contractors must verify existing job conditions prior to bid.

1.5	DOCUMENT CONFLICTS: If there is a conflict in the drawings, or between the written specs and the drawings, the contractor shall be responsible for the more expensive of the options.

1.6
CLOSE-OUT DOCUMENTS: Two (2) sets of O & M manuals and "as-built" drawings for all plumbing, electrical, HVAC and fire protection work are required in binders. The value of the close-out documents shall be 10% of the value of the respective work.

1.7	EXISTING STRUCTURE: Nothing may be suspended from the existing roof structure without the structural engineers written permission.

1.8
FLOOR MAINTENANCE: No vehicles except scissor lifts shall be allowed inside the building during construction without written permission from the owner. Any marks or stains left on the floor from contractor equipment shall be removed from the floor. Contractor shall machine scrub the warehouse floor prior to turnover of space to the customer, U.O.N.

1.9
SUPERVISION: The general contractor shall provide a highly experienced jobsite superintendent, acceptable to the owner, to manage all the work during the course of construction. Superintendent will be on jobsite a minimum of twenty (20) hours per week, or as specified in Invitation to Bid, depending on job size.

DIVISION 3 CONCRETE

3.1
PATCHING: Any removal and replacement of the concrete slab shall meet the requirements of the existing slab. Backfill and subgrade shall be compacted to 95% of maximum dry density determined in accordance with ASTM D-1557. Dowel the new concrete patch to the existing slab with 1/2" steel dowels, extending a minimum of 8" into slab at 18" o.c., secured with epoxy. Use 4,000 psi. (at 28 days) concrete for the pour back. All trench patching in the warehouse area shall have a 1/8 inch radius edge. Prior to pouring concrete, stone the existing saw cut edge with an abrasive brick to approximate a 1/8-inch radius edge.

DIVISION 4 MASONRY

DIVISION 5 METALS

5.1
BOLLARDS: Furnish and install two (2) 6" diameter, concrete filled, thin wall steel, pipe bollards extending 4'-0" A.F.F., set in 3'-0" of concrete at each grouping of electrical transformers and panels and at all sprinkler risers in all warehouse areas and other locations exposed to vehicular traffic. Paint new bollards OSHA "Caution Yellow".

5.2	Framing for roof penetrations and supports for all rooftop equipment must be reviewed, approved and stamped by a structural engineer. See 15.3.6.

DIVISION 6 WOOD AND PLASTICS

6.1
CABINETS: Furnish and install a coffee bar and/or lunch room base and wall cabinet. The cabinet(s) shall be plastic laminate by Wilsonart, Nevamar or equal in the manufacturer's standard color. The cabinet(s) shall be 6-'0" long minimum and 34" high with European style hinges and chrome wire pulls U.O.N. Each cabinet shall have one row of drawers over doors.

6.2	COUNTERTOPS: The countertops shall be plastic laminate by Wilsonart, Nevamar or approved equal. The coffee bar tops shall have a square front and top edge with a 4" splash.

6.3
LAVATORY COUNTERTOPS: All toilet rooms with multiple lavatories shall have vanities. The lavatories shall be installed with a plastic laminated countertop with a 2" square face and a 4" backsplash. Single accommodation toilet rooms shall receive wall-mounted lavatories.

6.4	MILLWORK QUALITY: Architectural millwork and cabinetry shall be of a construction quality equal to that of the Architectural Woodwork Institute's (AWI) custom grade for flush overlay construction.

DIVISION 7 THERMAL AND MOISTURE PROTECTION

7.1	ROOF INSULATION: N/A unless noted on drawings

7.2
CEILING INSULATION: Where permitted by code furnish and install R-19 (or as required by the energy compliance calculation), unfaced fiberglass batt insulation on top of the suspended acoustical ceiling at conditioned spaces.

7.3
THERMAL WALL INSULATION: Furnish and install R-11 (or as required by the energy compliance calculation) unfaced fiberglass batt insulation from floor to roof in walls between conditioned and unconditioned spaces or from floor to ceiling if batts are installed horizontally on top of the acoustic ceiling. Furnish and install R-11 at all furred exterior concrete walls. Insulate all tenant demising walls to 10'-0" A.F.F. a minimum run of 60' or 20' beyond office area, whichever is greater, with R-11 fiberglass insulation.

7.4	ACOUSTIC INSULATION: Furnish and install 3 1/2" unfaced fiberglass batt acoustic insulation in all toilet and shower room walls and ceilings.

7.5	INSULATION FACING: All exposed fiberglass batt insulation shall have an FSK-25 or equivalent facing.

7.6	SKYLIGHTS: Existing skylights in conditioned areas shall be sealed if they are vented.

7.7
ROOFING: The contractor shall use the building shell roofing contractor or ProLogis approved roofing contractor to patch all roof penetrations. Hot mop-in the new roof penetrations such that the existing roof warranty is maintained. The patch shall also meet all of the requirements stated in the building shell specifications. Pipe and conduit penetrations at the roof shall receive lead pipe flashing with screw clamp and elastomeric sealant and shall also be hot asphalt patched with 4 ply.

7.8	ARCHITECTURAL SHEETMETAL: Furnish and install sheet metal cap flashing on top of any roof mounted wood sleepers approved by owner.

7.9	FIRE SAFING: Penetrations at one hour walls shall be fire safed or caulked.

DIVISION 8 DOORS AND WINDOWS

8.1
INTERIOR DOORS AND FRAMES: Furnish and install 3'-0" x 7-0'x1-3/4", solid core birch door with hollow metal frames, with 1-1/2 pairs of butts per door U.O.N. Doors receiving closers shall receive ball-bearing butts. Doors and frames shall be fire-rated as required. When working in an existing tenant space, the new doors and frames shall match the existing doors and frames U.O.N.

8.2
NEW EXTERIOR DOORS/FRAMES: 20 gauge, full flush, 1-3/4" thick hollow metal with fibrous honeycomb core. Install rain drip seal on new hollow metal doors. Frames: 18 gauge with 2" faces and 5/8" stops formed internal corners mitered, welded and ground smooth.

8.3
INTERIOR DOOR HARDWARE: Furnish and install ADA compliant Schlage (or Best Hardware where specified) Grade 1 lever-type passage hardware on all doors except single accommodation toilet rooms which shall receive privacy locks. Multi-accomodation restrooms shall receive push/pull hardware with a closer. Single accommodation restrooms shall have spring loaded hinges. The door hardware shall have a brushed chrome 626 finish U.O.N. Furnish and install weather-stripping, closers, and drop seals at doors between conditioned and non-conditioned areas. Closers shall be installed on the toilet room or office side of the door. All doors shall have floor stops. When working in an existing tenant space, the new door hardware shall match the existing door hardware U.O.N.

8.4	EXTERIOR DOOR HARDWARE: Match the existing building hardware. Include door closers and latch guards on all new exterior doors.

8.5	KEYS: Key all new and existing doors within the tenant space to the owners keying schedule.

8.6	DOOR SIGNAGE: Include all signage per code (Handicap, Exit, etc.)

8.7
OVERHEAD DOORS: Match the existing building overhead doors. If no O.H. doors exist, use Overhead Door Company or equal with 3" track 20 gauge door vertical reinforced bottom rail, with step plate flush panel sectional. Saw a licensed structural engineer must certify cutting at exterior concrete panels. No overcuts will be allowed.

8.8	INTERIOR WINDOW FRAMES/GLASS: Interior windows shall be 1/4" clear tempered glass set in hollow metal frames to match the interior door frames.

8.9
MIRRORS: Furnish and install 3’6” high x 1/4" thick plate glass mirrors with two coats silver and electroplated copper backing, and wiped edges at all lavatories. The mirror shall be the length of the lavatory top set directly on top of the splash and extending to the underside of the light shelf. If wall mounted lavatories are used, the mirror shall be a Bobrick 2436.

8.10
EXTERIOR GLASS: The glass in new storefront doors and "in-filled" truck door openings shall match the existing building glass. If the building glass is a long lead item, install gray vision glass (tempered if necessary) for temporary use until building standard glass is available.

8.11	WINDOW MULLIONS: Interior drywall partitions shall meet the exterior window wall at an existing mullion with an end cap finished to match the existing exterior storefront.

DIVISION 9 FINISHES

9.1
FIRE RATED WALLS: All Rated walls and partitions to meet UL U419 listed standards or equal. Metal studs with one layer of 5/8" type "X" gypsum board on each side from the floor to the roof deck. The stud size and spacing shall be per the stud manufacturer's tables and local code requirements. Install fire safing between the gypsum board and roof deck U.O.N. Provide proper UL listed head joint detail when required by code. Penetrations at one hour walls shall be fire safed or caulked per UL listings.

9.2
FULL HEIGHT DRYWALL PARTITIONS (including one-hour rated tenant demising wall): Metal studs with one layer of 5/8" type "X" gypsum board on each side from the floor to the roof deck. The stud size and spacing shall be per the stud manufacturer's tables and local code requirements. Drywall installed above an acoustical ceiling shall be fire taped and screws spotted.

9.3
OFFICE DRYWALL PARTITIONS: All partitions in areas with ceilings shall be under grid 3-5/8" x 25 GA. metal studs at 16" o.c. with 1/2" gypsum board on each side. The ceiling grid shall be installed first with walls built to the grid. The intersection of the wall at the grid shall be snug and flush. Install finished half-bead at the top of the wall. Toilet room perimeter walls shall be undergrad, with 1/2" sheet rock screwed to ceiling grid inside restrooms. Furr perimeter concrete walls and interior columns in office areas to 12" above the grid.

9.4	OFFICE/TOILET RM. WALL/CEILING FINISH: All drywall shall receive a smooth finish.

9.5
WAREHOUSE GYPSUM BOARD WALL FINISH: All demising drywall in the warehouse shall be fire taped only, UNO. Spot nails in firetaped areas. The office/warehouse wall shall receive a smooth, painted finish with 6” painted straight wood base.

9.6	END CAPS: Where a partition meets a window mullion, furnish and install an aluminum "wall end cap" finished to match the storefront U.O.N.

9.7
WAINSCOT: Walls behind mop sinks and laundry trays shall receive a 4' x 4' wainscot of FRP along each side of the sink in contact with the wall. All wet walls shall receive water resistant drywall (green board).

9.8	ACOUSTIC CEILING TILE: Furnish and install 24" x 48" x 5/8" Cortega # 769 non-directional fissured tile, installed at 9'-0" A.F.F., U.O.N. in all office areas except toilet and shower rooms.

9.9
ACOUSTIC CEILING TILE SUSPENSION SYSTEM: Furnish and install Class "A" 15/16" exposed "T" grid system, intermediate duty with 1-1/2" main tee, 1-1/2" cross tee, and 7/8" x 7/8" wall mold as manufactured by Donn or equal. Fire rated grid and tile shall be used where code requires. The grid color shall be white to match the tile exactly. Tent light fixtures in rated ceilings per code.

9.10
CARPET: Carpeting shall be Patcraft Socrates, solution dyed 100% nylon loop 26 oz. per square yard average yarn weight minimum, 1/10th gauge, color to be selected from manufacturer's standard colors U.O.N. Carpet shall be direct glue down U.O.N. Contact Carol-Anne Kahian at Patcraft Commercial Carpet 404-843-1530 for pricing information.

9.11	CARPET BORDERS: Carpet insets or borders when specified as a customer upgrade shall be mitered at the corners.

9.12	CARPET PAD: Only when specified by the customer as an upgrade, shall be a minimum 3/8" thick, 8lb. dense rebound or slab rubber pad.

9.13	VINYL COMPOSITION TILE: Where indicated, furnish and install 1/8" gauge, standard grade, VCT as manufactured by Tarkett or Armstrong. Install VCT in all lunchrooms and toilet rooms.

9.14	RUBBER BASE: All areas receiving floor covering shall have 4" high topset rubber base as manufactured by Burke, Roppe, or Tarkett in a standard color.

9.15	TRANSITION STRIPS: Furnish and install vinyl transition strips at all changes in flooring material U.O.N., to match cove base.

9.16	CERAMIC TILE:

Restrooms: Only when specified by the customer as an upgrade on the plans use 2x2 American Olean ceramic tile or equal slip resistant on floors and 4x4 ceramic tile on walls as noted on plans.

Entrances: When specified on plans, 8"x8" American Olean ceramic tile or equal.

Grout: color to be selected from manufacturer's standard colors. The tile floor shall be cleaned after installation to remove excess mortar and grout. The grout shall be sealed per manufacturer's recommendations.

9.17
CONCRETE FLOOR SEALER: All areas with an exposed concrete floor shall be thoroughly cleaned and prepared to receive concrete sealer. Apply two coats of Sonneborn "Lapidolith" or Ashford concrete hardener and sealer on any new unsealed development project. Floor slabs that have been previously sealed with acrylic sealer shall be machine scrubbed and be resealed with 18% solids seal prior to occupancy by a new customer.

9.18
PAINT - NEW INTERIOR: Provide (2) coats of flat latex paint on all interior walls. Toilet rooms and break rooms shall receive one (1) coat of latex semi-gloss enamel over one (1) coat of PVA sealer. Hollow metal door frames shall receive two (2) coats of alkyd semi-gloss enamel over a properly primed surface. Adhere to all surface preparation and application requirements per manufacturer’s product specification data. Standard of quality shall be PPG/Porter Paints professional best product offering such as Porter Paints ProMaster 2000 or Pittsburgh Paints Speedhide.

9.19
PAINT - REPAINT INTERIOR: When re-painting in an occupied area, utilize zero VOC paint in the appropriate finish. Adhere to all surface preparation and application requirement per manufacturer’s product specification data. Standard of quality shall be PPG Industries zero VOC product offering such as PPG/Pittsburgh Paints Pure Performance Line.

9.20
STAIN - NEW INTERIOR: Provide one (1) coat of stain, one (1) coat of sealer, and two (2) coats of polyurethane satin finish for all interior wood doors. Adhere to all surface preparation and application requirements per manufacturer’s product specification data. Standard of quality shall be PPG/Porter Paints professional best product offering such as Porter Paints Wood Guardian or Pittsburgh Paints Rez Line.

9.21	WALLCOVERING: Walls receiving wall covering shall receive one coat of sealer. Warehouse demising walls shall not be painted unless requested by customer as an upgrade.

9.22
PAINT - EXTERIOR: The exterior of the office/warehouse wall shall be painted with exterior acrylic flat white paint. Adhere to all surface preparation and application requirements per manufacturer’s product specification data. Standard of quality shall be PPG/Porter Paints professional best product offering such as Porter Paints Acri Pro 100 or Pittsburgh Paints Speedhide.

DIVISION 10 SPECIALTIES

10.1	TOILET ACCESSORIES:

Napkin Disposals: Bradley #4781-15 sanitary napkin disposal in each women’s toilet stall U.O.N., surface mounted 19" min. a.f.f. to centerline of unit.

Paper Towel Dispenser: Bradley #250-15 (for single accommodation toilet rooms) or a Bradley #237, semi-recessed 38" -48" aff. to towel opening (for multiple accommodation toilet rooms)

Toilet Paper Holder: Bradley #5224 double toilet paper holder, surface mounted.

Grab Bars: Bradley #8120-00136 (rear) and Bradley #8120-00142(side) stainless steel, mounted 33" - 36" aff. per ADA.

10.2
TOILET PARTITIONS: Furnish and install metal, floor mounted, toilet partitions with a baked enamel finish by Global Steel, Knickerbocker or equal in manufacturers standard "quick ship" color. Project Manager may substitute plastic laminated partitions pending approval of specifications.

10.3	SIGNAGE: Furnish and install all handicap and exit signage as required by code.

DIVISION 11 DOCK EQUIPMENT

11.1	MANUFACTURER: All dock equipment when required by the customer as an upgrade shall be Rite-Hite or Serco.

11.2
LEVELER PIT: All exposed edges of the dock leveler pit shall be protected with steel corner angles. The existing steel angle or channel at the face of the existing dock shall be replaced with new steel integrally tied to the new pit. If overcuts are made when saw cutting the concrete slab for the new pit, the overcuts shall be epoxied. Pits shall extend to the 10’ pour back line.

11.3	DOCK LEVELERS: Rite Hite Model PLM8630 6’x8’ 30,000 lb capacity, with 16" lip, (or equal by Serco) with recessed pit per manufacturer's detail.

11.4	EDGE OF DOCK LEVELERS: Serco Bluff Model EZP7225 72” wide x 25,000 lb capacity with 16" lip (or equal by Rite-Hite). Must be mounted per manufacturer's instructions.

11.5	DOCK SEALS: Rite-Hite PLATP793 (or approved equal) with 22 oz. black vinyl base fabric and 40 oz. vinyl wear pleats with an 8” exposure. The projection shall be 10” standard or

21”	at E.O.D.'s including wood block outs.

11.6	DOCK SHELTERS: Rite Hite PLLE524 dock shelters (or approved equal). The fabric shall be 40 oz black hypalon. The projection shall be 24” standard and 36” at E.O.D.'s.

11.7	DOCK LIGHTS: Serco or Rite Hite adjustable dock loading light Model SH-40 (or approved equal) with 40” extension.

11.8	DOCK BUMPERS: Serco or Rite Hite 24" Model B410-24 (or approved equal). Anchor to embed dock angle and anchor bolt per manufacturer recommendations.

DIVISION 12 FURNISHINGS

12.1
BLINDS: All exterior windows, including exterior warehouse windows where noted and windows above any acoustic ceilings, shall receive mini-blinds by Bali "Classic" or equal, with a valance, in a color selected by owner. The blinds shall be "inside mounted" (between the vertical window mullions) flush with the inside face of the mullion. Storefront doors and any interior windows shall not receive blinds, U.O.N.

DIVISION 15 PLUMBING

15.1.1
DESIGN BUILD: Unless engineered plumbing system drawings are included in the bid documents, the plumbing work shall be performed on a design-build basis. The design-build plumbing contractor shall furnish and install a complete and operative plumbing system to meet all local and state codes.

15.1.2	PLANS: Provide plumbing plans for architect and owner's review.

15.1.3
SEWER LINES: Sewer, soil and waste lines within the building below the finished floor elevation shall be schedule 40 ABS plastic or schedule 40 PVC plastic pipe. Sewer, soil and waste lines within the building above the finished floor elevation shall be standard weight cast iron. ABS piping may be used above the finished floor if permitted by code and approved by the owner.

15.1.4	GAS LINES: All gas lines shall be run under the roof above the bottom cord of the trusses. All new and existing gas lines within a single tenant space shall be connected to a separate gas meter.

15.1.5
PIPE MATERIAL: All pipe materials shall be subject to the requirements of the City and/or governing body. All domestic water, condensate and smitty pan drain lines must be copper. All piping shall be rigidly secured within chases. Provide access door for all valves (water and fire sprinkler test) that are located within the lease space.

15.1.6	PLUMBING FIXTURES AND TRIM:

Lavatory for vanity: American Standard, "Aqualyn", model #0476.028, white, self-rimming or equal with a Delta Model 523 WF HDF single lever type faucet assembly with a grid strainer and bright chrome finish.

Wall-hung lavatory: American Standard, "Lucerne", model 0355.012, white, wall mounted lavatory or equal with a Delta Model 523 WF HDF single lever type faucet assembly with a grid strainer and bright chrome finish.

Water closet: American Standard, "Madera" elongated, 1.5 GPF, model #3043.102 for 17" high handicap and 2234.015 for non-handicap applications or approved equal in white, with an Olsonite #95 seat and a Sloan #111 flush valve.

Water Closet if Water Supply is not sufficient for Flush Valve: American Standard ‘Cadet’ elongated pressure-assisted toilet, Model # 2333.100 (white) with Olsonite #64 SSTL toilet seat (white) for non-handicapped applications.

American Standard ‘Cadet’ Right Height Elongated pressure-assisted toilet, model # 2377.100 (white) with Olsanite # 64 SSTL toilet seat (white) for ADA applications.

Urinal: American Standard, "Allbrook", model 6540.017, or approved equal, white, and a Sloan 180-1.5 flush valve.

Coffee bar / Lunch Room sink: Elkay "Peacemaker Starlite" model PSR-1918, stainless steel, with a Delta #100 faucet. If the Lunchroom base cabinet is 8'-0" or longer, use an Elkay model GECR 2521.

Shower enclosure: when specified as a customer upgrade use Florestone, wheelchair accessible fiberglass shower stall, 44-52H white with grab bars, seat, mixing valve and shower curtain rod.

Water heater: The water heater shall be A.O. Smith, State or approved equal sized to meet the demand. It shall be installed in a smitty pan draining into a hub drain with a trap primer. The location shall be as located by the architect or approved by the owner. All plumbing connections shall be made with dielectric unions. Locate water heater above ceiling in a location to allow future maintenance of the heater as allowed by code.

Water Cooler: Elkay (ADA accessible) Model # EBFSA-8

Janitor’s Hand Sink: Mustee Utilitub Model # 18F - Floor mount, or Model 18W - wall hung, or equal.

Janitor’s Mop Service Basin: Mustee Model # 62M 24” x 24” x 8 ¼” with Mustee Service Faucet Part No. 63.600A chrome plated brass service sink faucet, ½” pipe eccentric inlets on 8” centers, or equal.

15.1.7
CONDENSATE DRAINS: Furnish and install insulated copper condensate drainage lines with proper venting for all HVAC equipment, or Schedule 40 PVC as allowed by Code. The lines shall be no smaller than 3/4" diameter and shall be located under the roof unless prohibited by code. Drains shall tie into nearest hub drain or dry well or where allowed by code.

15.1.9
MAIN WATER LINE: If a main domestic water line is not existing above the tenant space, furnish and install a 2" diameter copper water line at the roof installed above the bottom cord of the trusses, properly braced to avoid movement. At each future tenant space that the line crosses, install a 2" "T" with 2" gate valve (one valve per storefront door). Extend the water line through the tenant demising wall into the "down stream" adjacent tenant space with a 2" diameter gate valve.

15.1.11	CLEAN-OUTS: Furnish and install a brass floor clean-out cover at the proper finished elevation as required. If the clean-out is in the warehouse area, furnish and install a traffic rated cover.

15.1.12	INSULATION: Insulate all water piping (except Florida) with 1” insulation. Use 1 ½” insulation for piping in exterior walls.

DIVISION 15 FIRE PROTECTION

15.2.1
DESIGN BUILD: The fire protection work shall be performed on a design-build basis. The design-build fire protection contractor shall furnish and install all modifications to the existing fire sprinkler system to meet all applicable local and state fire code requirements. Sprinkler heads shall be dropped into all suspended ceiling areas. Upgrade of existing system shall conform to a class IV occupancy.

15.2.2	PIPE MATERIAL: All fire sprinkler piping shall be standard schedule 40 pipe U.O.N.

15.2.3
SPRINKLER HEADS: The fire sprinkler heads in areas with ceilings shall be chrome, semi-recessed, with chrome escutcheons. When "second look" acoustical ceiling tiles are used, sprinkler heads shall be centered on the half tile.

15.2.4	HYDRAULIC TESTING: The contractor shall include the cost of any required hydraulic testing of the fire sprinkler system.

15.2.5
FIRE EXTINGUISHERS: Fire extinguishers shall be furnished and installed in the office and warehouse per fire code. Coordinate location of fire extinguishers with local inspection authority. Extinguishers may be wall hung.

15.2.6
SYSTEM SHUT DOWN: The building may be equipped with an ESFR fire protection system and booster pump. The pump must be turned off prior to causing any flow in the system. The pump must be turned back on immediately after flow is complete each day. Hoses must be used to drain down the system to avoid staining of concrete and asphalt surfaces and damage to landscape areas. Contact the Owner's property manager prior to performing any work on the fire system, or deactivating the pump.

15.2.7	In buildings with ESFR systems, maintain the necessary clearances to avoid sprinkler head obstructions. Utilize FM Global Property Loss Prevention Data Sheets 2-2 for guidance.

DIVISION 15 HVAC

15.3.1
DESIGN BUILD: Unless engineered HVAC system drawings are included in the bid documents, the HVAC work shall be performed on a design-build basis. The design-build HVAC contractor shall furnish and install a complete and operative HVAC system to meet all local and state codes.

15.3.2	PLANS: Provide HVAC plans for architect and owner's review.

15.3.3	WARRANTY AND SERVICE: All work shall include a one year parts and labor warranty and a 90 day service contract from the date of project completion.

15.3.4	DESIGN TEMPERATURES: The HVAC system shall maintain 75 degrees indoors, on a 100 degree outdoor day or local ASHRAE standards and code requirements, whichever is more stringent.

15.3.5
UNITS: The HVAC units shall be gas, bottom discharge, as manufactured by Carrier, Trane, or York (NOTE: Heat shall be electric in Florida). Units shall be installed on a leveled, manufactured curb. All rooftop equipment shall be seismically fastened to the structure. Side discharge units may not be used. Furnish and install economizers on all units larger than five tons and whenever required by the energy code. The wiring shall be coordinated with the electrical contractor, and the units shall be wired to available 277/480 service.

15.3.6
UNIT LOCATIONS: HVAC and evaporative cooler units (when used) shall be located on roof, adjacent to a glulam beam or girder, at or near a structural column, set back from building edge to hide them from sight. Framing for roof penetrations and supports for all roof-top equipment must be reviewed, approved and stamped by a structural engineer.

15.3.7	EVAPORATIVE COOLER: N/A

15.3.8
CURBS/SLEEPERS: All mechanical units (HVAC units, exhaust fans and relief vents) shall be located on roof and shall be installed with a self flashing, leveled, factory curb. Furnish and install 4 inch leg cant strips around all curbs. Absolutely no wood or metal sleepers may be used without owner's written permission.

15.3.9	CONTROLS: The HVAC system shall be connected White-Rogers programmable thermostats and shall have an automatic change-over feature.

15.3.10	EXHAUST FANS: Furnish and install an exhaust fan in each toilet room and shower room (if applicable). Install a supply air grille in the toilet rooms.

15.3.11
DUCTING: All vertical ducting shall be galvanized spiral, insulated with 1-1/2" wrap and vapor barrier. Horizontal runs may be galvanized spiral or duct board. Any exposed duct in a conditioned warehouse area must be galvanized spiral sheet metal. Final connections to the registers shall be made with a minimum 5' soft flex duct for sound attenuation, and a maximum of 8’ in length.. All plenums shall be fabricated from insulated galvanized sheet metal of appropriate gauge for low pressure use. Plenums shall extend from the unit to the level of the horizontal branches. No ducting or plenum drops may be installed over warehouse space, unless approved by owner. If the project is a remodel of an existing system, all abandoned ducting shall be removed.

15.3.12	FITTINGS: All wye branch fittings shall have volume dampers with locking quadrant in main and branch ducts. The dampers shall be tagged for easy recognition.

15.3.13
GRILLES: All conditioned areas shall have a supply register and a ducted return register. Transfer grills are not permitted. Supply air registers shall be white baked enamel 2'x2' lay in by Metalaire # 5800 and shall have a 4-way blow.

15.3.14	FILTERS: Filters shall be located at the return register.

15.3.15	CONDENSATE DRAINS & PIPING: See section 15.1.7.

DIVISION 16 ELECTRICAL

16.1
DESIGN BUILD: Unless engineered electrical system drawings are included in the bid documents, the electrical work shall be performed on a design-build basis. The design-build electrical contractor shall furnish and install a complete and operative electrical system to meet all local and state codes.

16.2	PLANS: Provide electrical plans for architect and owner's review.

16.3	ENERGY CALCS: Provide energy compliance and code lighting calculations if required by local authority.

16.4	METER SECTION: Furnish and install an electrical meter section "bussed for future" sections if not existing.

16.5
PANELS AND TRANSFORMERS: the owner shall approve the locations of the 277/480 volt electrical panel, the transformer, and the 120/208 volt electrical panel. Typically these should be located on the office/warehouse wall adjacent to the toilet rooms. The electrical panels and transformer shall be sized to allow for a 25% increase in the number of circuits in the future. Transformers shall be suspended a min. of 12' a.f.f.

16.6
OFFICE LIGHTING: Furnish and install 2'x4' three lamp lay-in fluorescent light fixtures with standard acrylic lens (Lithonia Model # 2GT 3 32 A12 277 ES or approved equal)., and shall be wired to the 277/480 volt panel, 75 foot candles minimum at 3' A.F.F. or as permitted by code but no less than two (2) fixtures per 10’x12’ office. Wire one (1) light fixture near each exit door to provide 24 hour lighting.

16.7
TOILET ROOM LIGHTING: Furnish and install 2'x4' surface mounted fluorescent light fixtures by Lithonia #2GT8F 3 32 A12 277 or approved equal, with prismatic acrylic lens and (3) T-8 low watt type lamps U.O.N., wired to the 277/480 volt panel.

16.8
WAREHOUSE LIGHTING: If not included in the building shell, furnish and install 400 watt metal halide fixtures to achieve an average 20 foot candles of maintained light measured at 30" A.F.F. in the warehouse space prior to installation of racking. Wire a minimum of one (1) light fixture near each of the exit doors and office / warehouse doors to provide 24 hour lighting. All fixtures shall be installed with 6 feet of flex conduit. Light fixture placement is critical in buildings with an ESFR fire sprinkler system so that proper clearances are maintained. Locate light fixtures midway between ESFR sprinkler heads or midway between sprinkler lines. Variations from this layout necessary to accommodate the tenant's racking must meet fire code requirements.

16.9	OUTLET BOXES: All outlet boxes for wall switches, wall receptacles, telephone, etc. shall be galvanized steel or cast type boxes.

16.10	RECEPTACLES: Furnish and install two (2) 110V duplex receptacles and one (1) telephone "ring and string" in each office. Any unused telephone boxes shall receive a blank cover.

16.11	DEDICATED RECEPTACLES: Furnish and install a dedicated 110 volt quadraplex outlet at the telephone board.

16.12	GFI RECEPTACLES: Provide one GFI electrical outlet in each toilet room and one above the break room counter. Install GFI receptacles wherever required by code.

16.13	WAREHOUSE SWITCHING: The warehouse lighting shall be controlled at the electrical panel, unless noted otherwise on the drawings.

16.14	ELECTRICAL CONDUIT / CONDUCTOR MATERIAL: All conduit shall be EMT or MC cable. All conductors must be copper. ESFR sprinkler heads shall not be obstructed by conduit.

16.15
CONDUIT INSTALLATION: All conduits in areas without ceilings shall be installed at or above the bottoms of the trusses or beams. All conduits shall be run at 90 degrees or parallel to structural members, walls floors and ceilings. No conduit may be installed below the slab or on top of the roof without the owner's written permission.

16.16
TELEPHONE CONDUIT: Furnish and install a 2" diameter metal conduit for phone system from the building telephone service entrance to a telephone board within the tenant space. Use PVC where allowable by code. Field verify location of building telephone service entrance. Verify that the conduit does not obstruct ESFR sprinkler heads.

16.17	TELEPHONE BOARD: Furnish and install one, 4'x8'x3/4", APA C-D plugged (paint grade), fire retardant plywood telephone backboard for mounting customer's electrical or telephone equipment.

16.18	TRIM COLOR: All light switches, outlets and electrical trim shall be white U.O.N.

PROLOGIS MASTER FINISHES
5/2003

 OPTION ‘A’

Rubber Base
RB-1	Roppe
#P193
Color: Black Brown
4" Cove

Paint
P-1	Porter Paints
#6914-1
Color: Soft Antique White
Walls: Flat Finish

P-2	Porter Paints
#7182-1
Color: Char Brown
All door frames: Semi-Gloss Alkyd Finish

Plastic Laminate
PL-1	Wilsonart
#4789-60
Color: Limestone

Carpet
CPT-1	Patcraft
Socrates II
#I0069-69314
Color: Croce
26 ounce

Vinyl Composition Tile
VCT-1	Armstrong
Standard Excelon Imperial Texture
#51872
Color: Tea Garden Green
12" x 12"

Door Stain	Duron Double Pecan: in one gallon clear stain base, add 8 oz. L-8Y colorant

PROLOGIS MASTER FINISHES
5/2003

OPTION ‘B’

Rubber Base
RB-1	Roppe
#P140
Color: Fawn
4" Cove

Paint
P-1	Porter Paints
#6901-1
Color: White Gold
Walls: Flat Finish

P-2	Porter Paints
#6749-2
Color: Brown Acorn
All door frames: Semi-Gloss Alkyd Finish

Plastic Laminate
PL-1	Formica
#7220-58 Tundra Terra
Color: String.net (Matte Finish)

Carpet
CPT-1	Patcraft
Socrates II
#I0069-69509
Color: Gellner
26 ounce

Vinyl Composition Tile
VCT-1	Armstrong
Standard Excelon Imperial Texture
#51804
Color: Earthstone Greige
12" x 12"

Door Stain	Duron Double Pecan: in one gallon clear stain base,
add 8 oz. L-8Y colorant

PROLOGIS MASTER FINISHES
5/2003

OPTION ‘C’

Rubber Base
RB-1	Roppe
#P100
Color: Black
4" Cove

Paint
P-1	Porter Paints
#7165-1
Color: Ermine White
Walls: Flat Finish

P-2	Porter Paints
#7167-2
Color: Weathered Gray
All door frames: Semi-Gloss Alkyd Finish

Plastic Laminate
PL-1	Formica
#7711-58
Color: Metallic Gauze (Matte Finish)

Carpet
CPT-1	Patcraft
Socrates II
#I0069-69521
Color: Baltasar
26 ounce

Vinyl Composition Tile
VCT-1	Armstrong
Standard Excelon Imperial Texture
#51860
Color: Soft Cool Gray
12" x 12"

Door Stain	Duron Double Pecan: in one gallon clear stain base,
add 8 oz. L-8Y colorant

PROLOGIS MASTER FINISHES
5/2003

OPTION ‘D’

Rubber Base
RB-1	Roppe
#P177
Color: Steel Blue
4" Cove

Paint
P-1	Porter Paints
#7123-1
Color: Oxford White
Walls: Flat Finish

P-2	Porter Paints
#7151-2
Color: Charcoal
All door frames: Semi-Gloss Alkyd Finish

Plastic Laminate
PL-1	Formica
#692-58
Color: Folkstone Celesta (Matte Finish)

Carpet
CPT-1	Patcraft
Socrates II
#I0069-69401
Color: Augustine
26 ounce

Vinyl Composition Tile
VCT-1	Armstrong
Standard Excelon Imperial Texture
#51903
Color: Blue/ Gray
12" x 12"

Door Stain	Duron Double Pecan: in one gallon clear stain base,
add 8 oz. L-8Y colorant

PROLOGIS MASTER FINISHES
5/2003

OPTION ‘E’

Rubber Base
RB-1	Roppe
#P130
Color: Buckskin
4" Cove

Paint
P-1	Porter Paints
#6903-2
Color: Willow Gold
Walls: Flat Finish

P-2	Porter Paints
#6713-2
Color: Maple Sugar
All door frames: Semi-Gloss Alkyd Finish

Plastic Laminate
PL-1	Formica
#7708-58
Color: Flax Gauze (Matte Finish)

Carpet
CPT-1	Patcraft
Socrates II
#I0069-69108
Color: Searle
26 ounce

Vinyl Composition Tile
VCT-1	Armstrong
Standard Excelon Imperial Texture
#51830
Color: Cottage Tan
12" x 12"

Door Stain	Duron Double Pecan: in one gallon clear stain base,
add 8 oz. L-8Y colorant